Exhibit 99.1

AV Homes, Inc.

Announces Commencement of Cash Tender Offer

Scottsdale, AZ (May 1, 2017) — AV Homes, Inc. (NASDAQ: AVHI) (“AV Homes” or the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 8.500% Senior Notes due 2019 (CUSIP No. 00234P AE2) (the “Notes”). As of the date of this press release, there is approximately $200 million in aggregate principal amount of the Notes outstanding.

The Tender Offer is scheduled to expire at 11:59 p.m. New York City time, on May 26, 2017, unless extended or earlier terminated by the Company (the “Expiration Date”).

Holders validly tendering and not withdrawing their Notes on or prior to 5:00 p.m., New York City time, on May 17, 2017, unless extended or earlier terminated by the Company (the “Early Tender Date”), will be eligible to receive total consideration of $1,038.87 per $1,000 principal amount of Notes tendered, which includes an early tender payment of $6.99 per $1,000 principal amount of Notes tendered (the “Early Tender Payment”). Holders validly tendering after the Early Tender Date but on or prior to the Expiration Date will only be eligible to receive the tender offer consideration of $1,031.88 per $1,000 principal amount of Notes tendered. Holders whose Notes are accepted for purchase also will be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes. Tendered Notes may be withdrawn at any time on or prior to the Early Tender Date. Other than as required by applicable law, tendered Notes may not be withdrawn after the Early Tender Date.

The Company’s obligation to purchase Notes under the Tender Offer is subject to certain conditions, including, without limitation, the completion of the Company’s concurrent offering of senior unsecured notes on terms and the receipt of net proceeds therefrom, in each case, reasonably satisfactory to the Company (collectively, the “Conditions”). The terms of the Tender Offer are described in the Company’s Offer to Purchase dated May 1, 2017 (the “Offer to Purchase”).

The initial settlement is expected to occur promptly following the Early Tender Date and satisfaction of the Conditions, on or about May 18, 2017. The final settlement will be promptly after the Expiration Date, and is expected to be on May 30, 2017.

The Company has engaged J.P. Morgan Securities LLC to act as the dealer manager in connection with the Tender Offer. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities LLC at (212) 834-4811 (collect) or (866) 834-4666 (US toll-free). Requests for documentation may be directed to D.F. King & Co., Inc., at (800) 622-1649 (US toll-free) or (212) 269-5550 (for bankers and brokers) or via email to avhomes@dfking.com.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities, including any senior unsecured notes of the Company. The senior unsecured notes subject to the concurrent offering have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Tender Offer is being made solely pursuant to the Offer to Purchase, which sets forth the complete terms of the Tender Offer.

ABOUT AV HOMES

AV Homes is a homebuilder engaged in the business of homebuilding and community development in Florida, the Carolinas and Arizona. Its principal operations are conducted near Jacksonville and Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina. The Company focuses on the development and construction of (i) primary residential communities, which serve first time and move-up buyers, and (ii) active adult communities, which are age-restricted to the age 55 and over active adult demographic. AV Homes common shares trade on NASDAQ under the symbol AVHI.

FORWARD-LOOKING STATEMENTS

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

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